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Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

                  Evans Bancorp Reports Record Net Income of $6.3 Million in Second Quarter 2021

WILLIAMSVILLE, NY, July 29, 2021 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the second quarter ended June 30, 2021.  Results include the acquisition of Fairport Savings Bank (“FSB”), effective May 1, 2020.

SECOND QUARTER 2021 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"	Net interest income increased 23% to $18.4 million reflecting higher interest-earning assets and accelerated amortization of Paycheck Protection Program (“PPP”) fees
"	Loan portfolio increased 4%, excluding PPP loans, on solid commercial real estate and residential mortgage originations
"	Results include $0.8 million release of allowance for loan losses due to improved credit quality across the portfolio and continued positive macroeconomic trends
"	Total deposits of $1.88 billion, increased 4%

Net income was $6.3 million, or $1.15 per diluted share, in the second quarter of 2021, compared with $4.9 million, or $0.89 per diluted share, in the first quarter of 2021 and $0.5 million, or $0.09 per diluted share, in last year’s second quarter.  The increase from the prior-year period included higher net interest income of $3.4 million reflecting higher interest-earning assets and fees earned in connection with PPP, along with a $1.4 million decrease in provision for loan loss reflecting improved economic trends and conditions related to the Coronavirus pandemic (“COVID-19”).  Also incurred in the prior-year period was $2.8 million of higher non-interest expenses, largely related to the FSB merger.  The change in net income from the sequential quarter reflected  a $1.8 million increase in net interest income primarily from fees earned in connection with PPP loans and commercial prepayment fees recognized during the quarter.  In addition, provision for loan loss decreased $1.1 million from the first quarter of 2021.

Return on average equity was 14.72% for the second quarter of 2021, compared with 11.48% in the first quarter of 2021 and 1.19% in the second quarter of 2020.

“Evans delivered record earnings for the quarter reflecting a strong emergence from the pandemic as the economy recovers.  We exhibited strength in capturing the pent-up demand in both commercial and consumer lending and regained the momentum that had been building pre-COVID.  These results were driven by flexibility, responsiveness and engagement with clients and prospective clients throughout this period,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.

“During these adverse economic conditions we have been able to serve and expand our client base, increase our market presence in Rochester and deepen relationships.  As the economy continues to rebound, we are excited and well-positioned as a strong resource to support our clients in their growth and expansion plans and grow our franchise.”

Evans Bancorp Reports Record Net Income of $6.3 Million in Second Quarter 2021

July 29, 2021

Net Interest Income
($ in thousands)

	2Q 2021	1Q 2021	2Q 2020

Interest income	$19,576	$17,970	$17,069
Interest expense	1,226	1,373	2,136
Net interest income	18,350	16,597	14,933
Provision (credit) for loan losses	(760)	313	597
Net interest income after provision	$19,110	$16,284	$14,336

Net interest income increased $1.8 million, or 11%, from the sequential first quarter, and $3.4 million or 23% from prior-year second quarter.  The change over both periods reflected an increase in fees earned in connection with PPP and commercial prepayments.   The increase from the prior-year period also reflected higher interest-earning assets.   As PPP loans are forgiven, the Company is accelerating the recognition of fees that were being amortized over the original life of the loan.  PPP fees recognized in interest income were $2.5 million in the second quarter of 2021, $1.7 million in the first quarter of 2021 and $0.6 million in the second quarter of 2020.

Second quarter net interest margin of 3.62% increased 19 basis points from the first quarter of 2021, reflecting the accelerated PPP fee amortization and commercial prepayment income.  Net interest margin increased 26 basis points from the second quarter of 2020 due to higher interest-earning assets, PPP fee amortization, commercial prepayment income and reduced interest expense as the Company continued to align rates on deposits.  The yield on loans increased 26 basis points when compared with the first quarter of 2021 and increased 10 basis points when compared with the second quarter of 2020.  The cost of interest-bearing liabilities decreased to 0.34% compared with 0.39% in the first quarter of 2021 and 0.65% in the second quarter of 2020.

The $0.8 million release of allowance for loan losses reflects a decrease of $0.7 million in specific reserves associated with a single commercial customer relationship, improvement of non-performing assets and continued positive macroeconomic trends, partially offset by loan growth during the quarter.  Evans has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL), as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	2Q 2021	1Q 2021	2Q 2020

Total non-performing loans	$24,317	$29,079	$19,718
Total net loan charge-offs	-	27	-
Non-performing loans / Total loans	1.43%	1.66%	1.17%
Net loan charge-offs / Average loans	-%	0.01%	-%
Allowance for loan losses / Total loans	1.17%	1.18%	1.11%

The Company continues to classify loans to clients within the hotel industry as criticized given their level of seasonality and ongoing challenges during the COVID-19 pandemic.  At June 30, 2021, criticized assets totaled $146.2 million, with the hotel portfolio comprising 54% of that amount.  The Company continues to monitor each client in that industry including on-going conversations with the borrowers.  The $4.8 million decrease in non-performing assets compared with the first quarter of 2021 reflects a $2.8 million commercial real estate loan that was moved back to accruing status during the quarter and a $2.1 million payoff of a commercial loan within the

Evans Bancorp Reports Record Net Income of $6.3 Million in Second Quarter 2021

July 29, 2021

hotel industry.  The increase from the prior-year period reflects loans that were moved to nonaccrual status, primarily within commercial real estate.

“Credit quality continues to improve, with non-performing assets declining 16% from the sequential quarter and, when combined with an improved economic outlook, allowed us to release $760 thousand of allowance for loan losses during the quarter,” stated John Connerton, Chief Financial Officer of Evans Bank.  “We continue to closely monitor the hotel portfolio and are beginning to see modest improvements as the economy recovers and summer travel increases.  We are further optimistic given the expected opening of the U.S. – Canada border as many of the locations rely on cross-border traffic.  Ultimately, the hotel portfolio continues to be well-collateralized, and we believe that we are appropriately reserved.”

Non-Interest Income
($ in thousands)
	2Q 2021	1Q 2021	2Q 2020

Deposit service charges	$607	$572	$397
Insurance service and fee revenue	2,657	2,502	2,667
Bank-owned life insurance	172	163	178
Other income	982	1,329	997
Total non-interest income	$4,418	$4,566	$4,239

The increase in deposit service charges compared with prior year’s second quarter was due to the temporary suspension of certain fees during the second quarter of 2020 to assist customers affected by COVID-19.

The increase in insurance service and fee revenue from the sequential first quarter reflects seasonally higher policy renewals for institutional clients.

The decrease in other income from the sequential first quarter was largely due to changes in the fair value of mortgage servicing rights.

Non-Interest Expense
($ in thousands)
	2Q 2021	1Q 2021	2Q 2020

Salaries and employee benefits	$9,365	$9,044	$8,005
Occupancy	1,177	1,187	1,062
Advertising and public relations	405	263	123
Professional services	989	959	872
Technology and communications	1,432	1,264	1,467
Amortization of intangibles	135	135	134
FDIC insurance	279	300	282
Merger-related expenses	-	-	4,974
Other expenses	1,394	1,213	1,093
Total non-interest expenses	$15,176	$14,365	$18,012

Total non-interest expense increased $0.8 million, or 6%, from the first quarter of 2021, but decreased from last year’s second quarter, as that period included FSB merger-related expenses of $5.0 million.

Evans Bancorp Reports Record Net Income of $6.3 Million in Second Quarter 2021

July 29, 2021

Salaries and employee benefits increased 4% from the first quarter of 2021 largely due to annual merit increases and the capitalization of salary cost related to the origination of PPP loans in the prior period.  The year-over-year change also included prior period capitalization of salary cost related to PPP loan originations, as well as incentive accruals and the addition of personnel related to the FSB acquisition and strategic hires to support the Company’s continued growth.

The increase in technology and communications from the sequential first quarter was due to higher software costs, volume related ATM card fees and online banking activity.

The increase in other expenses from the second quarter of 2020 included higher loan fees and charitable contributions.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 66.7% in the second quarter of 2021, 67.9% in the first quarter of 2021, and 93.9% in the second quarter of 2020.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, and merger-related expenses, was 66.1% compared with 67.2% in the first quarter of 2021 and 67.3% in last year’s second quarter.

Income tax expense was $2.0 million, or an effective tax rate of 24.4%, for the second quarter of 2021 compared with 25.2% in the first quarter of 2021 and 16.7% in last year’s second quarter.  Excluding the impact of a 2020 historic tax credit transaction, the effective tax rate was 25.9% in the second quarter of 2020.

Balance Sheet Highlights

Total assets were $2.16 billion as of June 30, 2021, an increase of 1% from $2.14 billion at March 31, 2021, and up 5% from $2.07 billion at June 30, 2020.  The increase from the prior year was due to an increase in investment securities, interest-bearing deposits at banks, and loan growth.  Since last year’s second quarter, commercial real estate loans have increased $60 million and residential mortgages $26 million.  Commercial and Industrial loans decreased $75 million from the second quarter of 2020.  Of the decline, $49 million was a result of the change in PPP loan balances reflecting the SBA forgiveness of $152 million of PPP loans offset by $103 million of PPP loan originations.

Investment securities were $234 million at June 30, 2021, $39 million higher than the end of the first quarter of 2021, and $64 million higher than at the end of last year’s second quarter.  The increases reflect the use of excess cash balances.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.88 billion increased $12 million, or 1%, from March 31, 2021, and were up
$75 million, or 4%, from the end of last year’s second quarter.  The increase from the prior year reflects an accumulation of liquidity by commercial customers in response to the pandemic, including deposits related to PPP loans, and increases in consumer deposits from government stimulus payments and lower consumer spending.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 8.23% at June 30, 2021 compared with 8.19% at March 31, 2021 and 8.44% at June 30, 2020.  Book value per share was $32.28 at June 30, 2021 compared with $30.76 at March 31, 2021 and $30.13 at June 30, 2020.

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, July 29, 2021 at 4:45 p.m. ET. Management will review the financial and operating results for the second quarter of 2021, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

Evans Bancorp Reports Record Net Income of $6.3 Million in Second Quarter 2021

July 29, 2021

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday, August 5, 2021.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13721244, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $1.9 billion in deposits at June 30, 2021.  Evans is a full-service community bank with 20 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Record Net Income of $6.3 Million in Second Quarter 2021

July 29, 2021

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
ASSETS
Interest-bearing deposits at banks	$126,810	$105,658	$83,902	$88,249	$109,943
Investment Securities	234,350	195,012	166,600	160,757	169,975
Loans	1,697,321	1,747,229	1,693,794	1,703,076	1,685,761
Allowance for loan losses	(19,942)	(20,701)	(20,415)	(20,601)	(18,754)
Goodwill and intangible assets	14,682	14,817	14,951	15,085	15,222
All other assets	106,982	102,250	105,283	110,427	103,793
Total assets	$2,160,203	$2,144,265	$2,044,115	$2,056,993	$2,065,940

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	486,737	486,385	436,157	442,536	428,655
NOW deposits	261,173	238,769	230,751	215,492	229,788
Savings deposits	940,352	924,781	825,947	799,739	794,513
Time deposits	195,533	222,002	278,554	323,211	356,147
Total deposits	1,883,795	1,871,937	1,771,409	1,780,978	1,809,103
Borrowings	76,895	78,278	79,663	82,909	67,715
Other liabilities	23,824	27,076	24,138	30,218	27,124
Total stockholders' equity	175,689	166,974	168,905	162,888	161,998

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,443,491	5,428,993	5,411,384	5,376,742	5,376,872
Book value per share	$32.28	$30.76	$31.21	$30.29	$30.13
Tier 1 leverage ratio	8.23%	8.19%	8.21%	7.82%	8.44%
Tier 1 risk-based capital ratio	11.96%	11.90%	11.62%	11.28%	11.14%
Total risk-based capital ratio	13.21%	13.15%	12.88%	12.53%	12.39%

ASSET QUALITY DATA
Total non-performing loans	$24,317	$29,079	$28,118	$21,466	$19,718
Total net loan charge-offs	-	27	60	34	-

Non-performing loans/Total loans	1.43%	1.66%	1.66%	1.26%	1.17%
Net loan charge-offs /Average loans	-%	0.01%	0.01%	0.01%	-%
Allowance for loans losses/Total loans	1.17%	1.18%	1.21%	1.21%	1.11%

Evans Bancorp Reports Record Net Income of $6.3 Million in Second Quarter 2021

July 29, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2021	2021	2020	2020	2020
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest income	$19,576	$17,970	$18,175	$17,766	$17,069
Interest expense	1,226	1,373	1,744	2,124	2,136
Net interest income	18,350	16,597	16,431	15,642	14,933
Provision (credit) for loan losses	(760)	313	(126)	1,881	597
Net interest income after provision (credit) for loan losses	19,110	16,284	16,557	13,761	14,336

Deposit service charges	607	572	619	598	397
Insurance service and fee revenue	2,657	2,502	2,301	3,217	2,667
Bank-owned life insurance	172	163	172	170	178
Gain on sale of securities	-	-	-	667	-
Other income	982	1,329	1,711	1,205	997
Total non-interest income	4,418	4,566	4,803	5,857	4,239

Salaries and employee benefits	9,365	9,044	9,087	8,101	8,005
Occupancy	1,177	1,187	1,169	1,204	1,062
Advertising and public relations	405	263	233	503	123
Professional services	989	959	893	865	872
Technology and communications	1,432	1,264	1,306	1,365	1,467
Amortization of intangibles	135	135	133	136	134
FDIC insurance	279	300	339	290	282
Merger-related expenses	-	-	-	524	4,974
Other expenses	1,394	1,213	1,350	1,480	1,093
Total non-interest expenses	15,176	14,365	14,510	14,468	18,012

Income before income taxes	8,352	6,485	6,850	5,150	563
Income tax provision	2,039	1,633	821	606	94
Net income	6,313	4,852	6,029	4,544	469

PER SHARE DATA
Net income per common share-diluted	$1.15	$0.89	$1.11	$0.84	$0.09
Cash dividends per common share	$-	$0.60	$-	$0.58	$-
Weighted average number of diluted shares	5,489,420	5,463,674	5,416,198	5,395,806	5,243,581

PERFORMANCE RATIOS
Return on average total assets	1.17%	0.93%	1.18%	0.88%	0.10%
Return on average stockholders' equity	14.72%	11.48%	14.51%	11.09%	1.19%
Efficiency ratio	66.65%	67.88%	68.33%	67.30%	93.95%
Efficiency ratio (Non-GAAP)*	66.06%	67.24%	67.71%	66.28%	67.30%

*  The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Record Net Income of $6.3 Million in Second Quarter 2021

July 29, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2021	2021	2020	2020	2020
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES

Loans, net	$1,718,507	$1,706,325	$1,677,502	$1,671,338	$1,535,206
Investment securities	216,134	180,473	162,941	172,712	179,677
Interest-bearing deposits at banks	97,168	76,651	92,974	106,154	73,973
Total interest-earning assets	2,031,809	1,963,449	1,933,417	1,950,204	1,788,856
Non interest-earning assets	119,392	115,200	117,458	117,244	107,738
Total Assets	$2,151,201	$2,078,649	$2,050,875	$2,067,448	$1,896,594

NOW	246,565	230,627	218,587	221,343	203,458
Savings	928,375	866,991	818,878	799,082	721,578
Time deposits	210,287	246,120	300,605	337,967	337,187
Total interest-bearing deposits	1,385,227	1,343,738	1,338,070	1,358,392	1,262,223
Borrowings	77,050	78,284	80,814	84,926	51,493
Total interest-bearing liabilities	1,462,277	1,422,022	1,418,884	1,443,318	1,313,716

Demand deposits	493,734	464,579	439,953	430,658	399,807
Other non-interest bearing liabilities	23,682	23,031	25,882	29,644	25,540
Stockholders' equity	171,508	169,017	166,156	163,828	157,531

Total Liabilities and Equity	$2,151,201	$2,078,649	$2,050,875	$2,067,448	$1,896,594

YIELD/RATE

Loans, net	4.32%	4.06%	4.09%	4.01%	4.22%
Investment securities	1.94%	2.00%	2.18%	2.06%	2.12%
Interest-bearing deposits at banks	0.08%	0.08%	0.10%	0.10%	0.08%
Total interest-earning assets	3.86%	3.71%	3.74%	3.62%	3.84%

NOW	0.11%	0.13%	0.15%	0.19%	0.24%
Savings	0.17%	0.20%	0.24%	0.33%	0.37%
Time deposits	0.52%	0.64%	0.90%	1.04%	1.40%
Total interest-bearing deposits	0.21%	0.27%	0.37%	0.48%	0.62%
Borrowings	2.55%	2.52%	2.43%	2.26%	1.41%
Total interest-bearing liabilities	0.34%	0.39%	0.49%	0.59%	0.65%

Interest rate spread	3.52%	3.32%	3.25%	3.03%	3.19%
Contribution of interest-free funds	0.10%	0.11%	0.13%	0.16%	0.17%
Net interest margin	3.62%	3.43%	3.38%	3.19%	3.36%